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                                              Exhibit (10)(a)

                      EMPLOYMENT AGREEMENT

       THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 19th day of September, 1995 between SUNDSTRAND
CORPORATION, a Delaware corporation (the "Company"), and Robert
H. Jenkins ("Executive").

       WHEREAS, the Board of Directors of the Company on September 19, 1995 elected Executive as President and Chief
Executive Officer of the Company effective October 1, 1995; and

       WHEREAS, the Company desires to enter into this Agreement to assure the benefits of Executive's future services to the Company, and Executive is willing to commit to render such services, upon the terms and conditions set forth below.

       It is therefore mutually agreed as follows:

       1. EMPLOYMENT. The Company agrees to employ Executive as President and Chief Executive Officer and Executive agrees to serve the Company, upon the terms and conditions and for the period of employment hereinafter set forth. Throughout the Employment Period (as hereinafter defined), unless otherwise agreed in writing by Executive and the Company, the Company shall neither demote Executive nor assign to Executive any duties or responsibilities that are inconsistent with his position, duties, responsibilities and status as President and Chief Executive Officer.

       2. EMPLOYMENT PERIOD. The term of Executive's employment under this Agreement shall commence on October 1, 1995, and shall expire, subject to earlier termination of employment as hereinafter provided, on September 30, 1998 (the "Employment Period"), provided however that on September 30, 1996 and each anniversary of such date, the Employment Period shall automatically be extended for an additional year unless prior thereto either party has given written notice to the other that such party does not wish to extend the term of this Agreement.

       3.   COMPENSATION.  Throughout the Employment Period, the
Company shall pay or provide Executive with the following, and Executive shall accept the same, as compensation for the performance of his undertakings and the services to be rendered by him under this Agreement.

       (a) A salary payable not less often than bi-weekly, at a rate not less than the highest salary rate he has attained on an annualized basis, but in no event less than $650,000 per annum (the "Base Salary").

       (b) Participation in all executive benefit or incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to executives of the Company including, but not limited to, the Company's 1989 Restricted Stock Plan, the Sundstrand Corporation Stock Incentive Plan, the Officer Incentive Plan, and any supplemental retirement, salary continuation, stock option, deferred compensation, supplemental medical or life insurance or other bonus or incentive compensation plans. Unless otherwise provided herein, Executive's participation in such plans shall be on the same basis and terms as other executive officers of the Company. No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of Executive's entitlements hereunder.

       (c) Participation in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally including, without limitation, all pension, retirement, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans (collectively the "Benefit Plans"). Executive's participation in such Benefit Plans shall be on the same basis and terms as are applicable to employees of the Company generally. In the event Executive at any time during the Employment Period is not eligible to participate in any Benefit Plan for which Executive was previously eligible or the Company terminates or materially amends any Benefit Plan, the Company shall provide to Executive benefits comparable with those benefits that would have been received by Executive if Executive continued to participate in such Plans.

       (d) Paid vacations in accordance with the Company's vacation policy as in effect from time to time, and all paid holidays given by the Company to its executive officers.

       (e) All fringe benefits and perquisites (e.g. physical examinations, financial planning and tax preparation services) made available by the Company to its executive officers.

       (f) Notwithstanding anything contained in this Agreement to the contrary, in the event that any payment (within the meaning of Section 28OG(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), or distribution to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            An initial determination shall be made as to whether a Gross-Up Payment is required pursuant to this
            Section 3(f) and the amount of such Gross-Up Payment shall be made by a national independent accounting firm selected by Executive (the "Accounting Firm"). All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Company and the Company shall pay such fees, costs and expenses as they become due. The Accounting Firm shall provide detailed supporting calculations, acceptable to Executive, both to the Company and Executive within fifteen (15) business days of the Termination Date, if applicable, or such other time as requested by the Company or by Executive (provided Executive reasonably believes that any of the Payments may be subject to the Excise Tax). The Gross-Up Payment, if any, as determined pursuant to this Section 3(f) shall be paid by the Company to Executive within five
            (5) business days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive with respect to a Payment or Payments, it shall furnish Executive with an unqualified opinion that no Excise Tax will be imposed with respect to any such Payment or Payments. Any such initial determination by the Accounting Firm of the Gross-Up Payment shall be binding upon the Company and Executive subject to the application of the paragraph set forth immediately below.

            As a result of the uncertainty in the application of
            Section 4999 and 28OG of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Overpayment") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an "Underpayment"). An Underpayment shall be deemed to have occurred upon notice (formal or informal) to Executive from any governmental taxing authority that the tax liability of Executive (whether in respect of the then current taxable year of Executive or in respect of any prior taxable year of Executive) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment. An Overpayment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments with respect to which Executive had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when Executive has received from the applicable governmental taxing authority a refund of taxes or other reduction in his tax liability by reason of the Overpayment and upon either (i) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (ii) the statute of limitations with respect to Executive's applicable tax return has expired. If an Underpayment occurs, Executive shall promptly notify the Company and the Company shall pay to Executive at least five (5) business days prior to the date on which the applicable governmental taxing authority has requested payment, an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on the Underpayment. If an Overpayment occurs, the amount of the Overpayment shall be treated as a loan by the Company to Executive and Executive shall, within ten (10) business days of the occurrence of such Overpayment, pay the Company the amount of the Overpayment plus interest at an annual rate equal to the rate provided for in Section 1274(b)(2)(B) of the Code from the date the Gross-Up Payment (to which the Overpayment relates) was paid to Executive.

            Notwithstanding anything contained in this Agreement to the contrary, in the event it is determined that an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable governmental taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

       4. EXPENSES. During the Employment Period, the Company shall promptly pay or reimburse Executive for all reasonable expenses incurred by Executive in the performance of duties hereunder.

       5. CONDITIONS OF EMPLOYMENT. Throughout the Employment Period, (a) the Company shall not require or assign duties to Executive which would require him to move the location of his principal business office or his principal place of residence outside the area of Rockford, Illinois (the "Rockford Area"), (b) the Company shall not require or assign duties to Executive which would require him to spend more than forty-five (45) normal working days away from the Rockford Area during any consecutive twelve-month period, (c) the Company shall provide an office to Executive, the location and furnishings of which shall be equivalent to the offices provided to other members of the executive office of the Company on the date of this Agreement, and (d) the Company shall provide secretarial services and other administrative services to Executive which shall be equivalent to the secretarial services and other administrative services provided to other members of the executive office of the Company on the date of this Agreement.

       6. CONTINUATION OF BENEFITS. If the Company shall fail to observe or perform any covenant or agreement contained in this Agreement to be observed or performed by the Company, then Executive shall, until such time as Executive's Employment Period hereunder would otherwise terminate pursuant to the provisions of
Section 2 or Section 7, continue to receive all benefits which the Company has hereinabove in Section 3 agreed to pay to and provide for Executive, in each case in the amounts and at the times provided for in Section 3. The parties agree that, in such event, such payments and benefits shall be deemed to constitute liquidated damages for the Company's breach of this Agreement.

       7. TERMINATION. This Agreement shall terminate upon the following circumstances:

       (a) The date of death of Executive during the Employment Period; provided, however, that Executive's estate, heirs and beneficiaries shall be entitled to receive the full amount of his salary for the month in which death occurs and all other benefits available to them under the Company's Benefit Plans as in effect on the date of death of Executive;

       (b) Following conviction of Executive of a felony, the date as of which Executive's right to file an appeal after conviction has expired, or if Executive files an appeal after conviction, the date as of which the appellate court fails to reverse the conviction, and the Company shall pay Executive his full salary through such date of termination and the Company shall have no further obligations to Executive under this Agreement except with respect to any rights Executive might otherwise have under the Company's Benefit plans as in effect on the date of termination of Executive; or

       (c) The date as of which the Company elects to terminate this Agreement in accordance with Section l0.

       8. COVENANT NOT TO COMPETE. Without the consent of the Company, Executive shall not at any time during the Employment Period undertake employment as an owner, director, officer employee or consultant with any business entity directly engaged in the manufacture and/or sale of products competitive with any material product or product line of the Company; provided, however, that Executive shall not be deemed to have breached this undertaking if his sole relation with such entity consists of his holding, directly or indirectly, an equity interest in such entity not greater than two percent (2%) of such entity's outstanding equity interest. For purposes hereof the term "material product or product line of the Company" shall mean any product or product line of the Company, the gross sales of which during any calendar year during the five (5) year period preceding Executive's undertaking such employment were at least $50 million.

       9. UNAUTHORIZED DISCLOSURE. Executive shall not make any Unauthorized Disclosure. For purposes of this Agreement, "Unauthorized Disclosure" shall mean disclosure by Executive without the consent of the Board to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of the Company or as may be legally required, of any confidential information obtained by Executive while in the employ of the Company (including, but not limited to, any confidential information with respect to any of the Company's customers or methods of distribution) the disclosure of which he knows or has reason to believe will be materially injurious to the Company; provided, however, that such term shall not include the use or disclosure by Executive, without consent, of any information known generally to the public (other than as a result of disclosure by him in violation of this Section 9) or any information not otherwise considered confidential by a reasonable person engaged in the same business as that conducted by the Company.

       10. BREACH OF SECTION 8 OR SECTION 9. In the event of a breach by Executive of the provisions of Section 8 or Section 9 of this Agreement, the Company may terminate this Agreement under
Section 7(c), but only if the Company complies with the following provisions:

       (a) The Company shall provide Executive with written notice of its belief that a breach of Section 8 or
            Section 9 of this Agreement has occurred and shall afford Executive sixty (60) days or such longer period as the Company may determine to cure the alleged breach.

       (b) In the event Executive does not cure the breach, the Company shall be required to institute a judicial proceeding to determine whether a breach of Section 8 or Section 9 of this Agreement has occurred and Executive has not cured such breach.

       (c) This Agreement may then be terminated only upon a judicial determination that Executive has breached the provisions of Section 8 or Section 9 and has failed to cure such breach; provided, however, that this Agreement may not be terminated until either all appellate proceedings have been exhausted or the time within which Executive may appeal an adverse ruling has expired.

       11. LITIGATION EXPENSES. The Company shall pay to Executive all out-of-pocket expenses, including attorneys' fees, incurred by Executive in connection with any claim or legal action or proceeding brought under or involving this Agreement, whether brought by Executive or by or on behalf of the Company or by another party; provided, however, the Company shall not be obligated to pay to Executive out-of-pocket expenses, including attorneys' fees, incurred by Executive in any claim or legal action or proceeding involving Section 8 or Section 9 of this Agreement if Company prevails in such litigation.

       12. RETIREMENT PLANS. Executive shall participate in the Sundstrand Corporation Retirement Plan-Aerospace and the Sundstrand Corporation Supplemental Retirement Plan (collectively, the "Retirement Plans"). For purposes of determining the amount of Executive's accrued benefit under the Retirement Plans, he shall be deemed to accrue "Years of Service" and "Years of Participation" (as those terms are defined and used in the Retirement Plans) from the date of this Agreement at the rate of two (2) months for each month (or fraction thereof) of actual service. If Executive's employment with the Company terminates prior to completion of thirty (30) months of actual service, he shall be entitled to a nonqualified benefit computed pursuant to the Retirement Plans and the immediately preceding sentence but without regard to any service requirement for eligibility. Notwithstanding the foregoing, in the event of a Change in Control (as hereinafter defined), Executive will immediately become fully-vested in a benefit payable from the Retirement Plans, which benefit will be calculated as though, at the time of such Change in Control, he had twenty (20) Years of Service and Years of Participation in the Retirement Plans, regardless of the actual number of Years of Service and Years of Participation at such time.

       13.  CHANGE IN CONTROL.  For purposes of this Agreement, a
"Change in Control" shall mean any of the following events:

       (a) The acquisition (other than from the Company) by any person (as such term is defined in Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty-three percent (33%) or more of the combined voting power of the Company's then outstanding voting securities;

       (b) The individuals who, as of the date hereof, are members of the Board (the "Incumbent Board"), cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of a majority of the Incumbent Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or

       (c) Approval by stockholders of the Company of (i) a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty-seven percent (67%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (ii) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

       Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to Section 13(a), solely because thirty-three percent (33%) or more of the combined voting power of the Company's then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

       14.  RETIREE HEALTH AND LIFE INSURANCE BENEFITS UPON A
CHANGE IN CONTROL. Notwithstanding anything to the contrary contained in the Company's Benefit Plans and other applicable programs and practices, upon a Change in Control:

       (a) The eligibility requirements for the Company's Retiree Health Insurance Plan shall be waived, and commencing on the later of Executive's termination of employment or attainment of age 55, he shall be provided with the same health care coverage as provided to other eligible retirees at that time; and

       (b) The age 62 and 30-year requirements of the Executive Life Insurance Program for retirees are waived, and commencing on the later of Executive's termination of employment or attainment of age 55, he shall be provided with a life insurance benefit of one time his annual Base Salary at the higher of the annual rate in effect at the time of his termination of employment or immediately prior to the Change in Control.

       15. STOCK AWARDS UPON A CHNAGE IN CONTROL. Upon a Change in Control, all restrictions on any stock purchased by or otherwise granted to Executive pursuant to the Company's 1989 Restricted Stock Plan, the Sundstrand Corporation Stock Incentive Plan and any other restricted stock plan sponsored by the Company shall immediately lapse and all such stock shall become fully (100%) vested immediately, and shall be immediately deliverable to Executive; all such stock shall be freely transferable by Executive and the Company will have no right to direct or restrict the disposition of such stock; and all stock options shall become fully (100%) vested and shall become immediately exercisable.

       16.  TERMINATION FOLLOWING A CHANGE IN CONTROL.

       (a) TERMINATION DATE. For the purposes of this Section 16, "Termination Date" shall mean in the case of Executive's death, his date of death, or in all other cases, the date of Executive's last day of employment with the Company.

       (b) COMPENSATION UPON TERMINATION FOLLOWING A CHANGE IN CONTROL. Notwithstanding the provisions of Section 7 or any other section of this Agreement and in addition to any other amounts or benefits payable to Executive or on his behalf pursuant to the terms of this Agreement, following a Change in Control upon termination of Executive's employment:

            (i) for any reason, during the Employment Period, the Company shall pay Executive or his beneficiaries on his behalf all amounts earned or accrued hereunder through the Termination Date but not paid as of the Termination Date, including Base Salary, vacation pay, bonuses or incentive compensation and any previous compensation which Executive has previously deferred (including any interest earned or credited thereon) (collectively "Accrued Compensation"); and

            (ii) (A) for any reason other than pursuant to the provisions of Section 7, during the Employment Period, the Company shall pay Executive a "Bonus Amount" equal to the product of (x) (a) the greatest amount of any cash bonus or incentive compensation received by Executive during the three fiscal years immediately preceding the Termination Date or (b) if no such bonus was received by Executive during any of such three years, then an amount equal to Executive's maximum bonus which could be awarded for the fiscal year in which the Termination Date occurs had he continued in employment until the end of such fiscal year, assuming all performance targets and goals (if applicable) had been fully met by the Company and by Executive, as applicable, for such year and (y) a fraction (which shall not be less than one) the numerator of which shall be the number of months (each partial month shall be treated as a full month) remaining in the Employment Period (if Executive were to continue in the employ of the Company) and the denominator of which is 12; or

                  (B) for any reason pursuant to the provisions of Section 7, during the Employment Period, the Company shall pay to Executive or his beneficiaries an amount equal to the bonus or incentive award that Executive would have been entitled to receive in respect of the fiscal year in which Executive's Termination Date occurs had he continued in employment until the end of such fiscal year, calculated as if all performance targets and goals (if applicable) had been fully met by the Company and by Executive, as applicable, for such year, multiplied by a fraction (which shall not be less than 0) the numerator of which is the number of months (each partial month shall be treated as a full month) remaining in such fiscal year through the Termination Date and the denominator of which is 12 (a "Pro Rata Bonus").

       (c)  The Accrued Compensation and Bonus Amount or Pro Rata
            Bonus, as the case may be, provided under this
            Section 16 shall be paid in cash by the Company within five (5) days after Executive's Termination
            Date.

       (d) Executive's entitlement to any other compensation or benefits shall be determined in accordance with the terms of this Agreement and in accordance with the Company's employee Benefit Plans and other applicable programs, practices and arrangements then in effect, to the extent that such plans, programs, practices and arrangements do not conflict with the terms of this Agreement.

       17. NO MITIGATION. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

       18. NOTICES. Notice given pursuant to this Agreement shall be in writing and shall be deemed given when received and if mailed shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid if to the Company, to the Board of Directors of Sundstrand Corporation, Attention: Vice President and General Counsel and Secretary of the Company, 4949 Harrison Avenue, P.O. Box 7003, Rockford, Illinois 61125, or if to Executive, at 24868 Blue Stem Court, Barrington, Illinois 60010, or to such other address as either party may have previously designated by notice to the other party given in the foregoing manner.

       19. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "the Company" as used herein shall include such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

       Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representative.

       20. WAIVER, MODIFICATION AND INTERPRETATION. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an appropriate officer of the Company empowered to sign same by the Board of Directors of the Company. No waiver by either party at any time of any breach by the party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

       21. HEADINGS. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

                                   SUNDSTRAND CORPORATION


                                   By: /s/ Richard M. Schilling
                                      ---------------------------
                                       Vice President and General
                                       Counsel and Secretary


                                   By: /s/ Robert H. Jenkins
                                      ---------------------------
                                       Executive